Exhibit 99.1

Patterson Companies Reports Fiscal 2015 Second Quarter Operating Results

•	Sales exceeded $1.1 billion in the quarter, a 10.5 percent increase from the prior year;

•	Year-over-year organic sales grew more than 7 percent;

•	Earnings totaled $0.54 per diluted share;

•	Adjusted operating margin improved 30 basis points, to 9.3 percent;

•	Company reaffirms prior guidance of $2.20 to $2.30 per diluted share for fiscal 2015

St. Paul, Minn.—Nov. 20, 2014—Patterson Companies, Inc. (Nasdaq: PDCO) today reported that consolidated sales totaled $1.1 billion in its fiscal second quarter ended October 25, 2014, an increase of 10.5 percent from $998.8 million in the year-earlier period. Organic sales were up more than 7 percent, after excluding the incremental impact of the National Veterinary Services Limited (NVS) acquisition and the Medical unit restructuring, which both occurred in the prior fiscal year. Net income increased to $53.8 million, from adjusted net income of $48.7 million in the year-ago period. Fiscal 2015 second quarter earnings per diluted share was $0.54, up 12.5 percent from adjusted earnings per diluted share of $0.48, in the year-ago period.

Fiscal 2014 second quarter adjusted earnings of $0.48 per diluted share excluded approximately $0.07 per share of costs related to last year’s Medical unit restructuring. Fiscal 2015 second quarter results included three additional weeks of contribution from the NVS acquisition. The acquisition, which closed on August 16, 2013, will not affect year-over-year comparisons going forward.

“Patterson Companies produced double-digit sales growth in the fiscal second quarter and we are pleased with the performance across all three of our businesses,” said Scott Anderson, chairman and chief executive officer. “During the quarter, we saw the scale and leverage of the company’s business model provide the platform for us to focus on our customers and exceed their expectations.”

Patterson Dental

Sales for Patterson Dental, Patterson’s largest business that accounts for 55 percent of total sales, increased 7.5 percent on a constant currency basis from the year-earlier period to $601.7 million in the second quarter of fiscal 2015. By category, also on a constant currency basis versus the year-ago quarter, sales of:

•	Consumable dental supplies totaled $336.2 million, up 3.1 percent from the prior year;

•	Dental equipment and software rose 16.2 percent from the year-earlier level, with strong contributions from both basic equipment and technology sales, led by new users of CEREC CAD/CAM systems; and

•	Other services and products, consisting primarily of technical service, parts and labor, software support services and artificial teeth, increased 6.8 percent.

Commented Anderson, “Solid growth in sales of consumables was augmented by double-digit gains in basic equipment and technology sales. Patterson Dental is known for providing customers with industry-leading technology that is supported by an unparalleled suite of value-added services. This model continues to be validated in the market as we executed well in equipment sales throughout North America.”

Patterson Veterinary

Second quarter fiscal 2015 sales for the Patterson Veterinary unit increased 22.2 percent from the prior year period to $376.5 million. U.S. sales were up 6.4 percent from the prior year, to $202.5 million. For U.S. veterinary sales, versus the year-ago second quarter:

•	Consumable sales rose to $190.9 million, up 7.4 percent;

•	Equipment sales declined to $8.2 million, from $9.4 million;

•	Sales of other services and products, consisting primarily of technical service, parts and labor, and software support services, were $3.4 million, up 4.3 percent to prior year.

Anderson continued, “Patterson Veterinary, which now constitutes just over one-third of our total sales, reported growth in both North America and the United Kingdom in the fiscal second quarter. NVS, our U.K.-based veterinary business, has been a great acquisition and gained additional market share in that region. We are confident that we will continue to take advantage of the growth opportunities that result from our expanded geographic footprint.”

Patterson Medical

Sales for Patterson Medical, the rehabilitation supply and equipment business, increased nearly 2 percent, to $125.1 million, after excluding the impact of the fiscal 2014 planned divestiture of certain non-core assets. Consolidated sales of Patterson Medical currently represent approximately 11 percent of total company sales.

Anderson said, “We were encouraged to see sales growth for the ongoing operations of Patterson Medical in the fiscal second quarter, reversing the trends of the past several quarters. Our renewed focus and strategic execution is having the desired effect on this segment, which delivered improved performance in the period. We expect our strong portfolio of value-added products to capture future growth opportunities in the rehabilitation market.”

Share Repurchases and Dividends

Year to date, Patterson repurchased approximately 1.2 million shares of its outstanding common stock, with a value of $47.5 million, leaving approximately 21 million shares for repurchase under the current authorization. In the fiscal 2015 second quarter, approximately 90,000 shares, with a value of $3.6 million were repurchased. The company also paid $20.2 million in cash dividends to shareholders in the quarter and $40.2 million in the first half of fiscal 2015.

Year to Date Results

Consolidated sales for the first six months of fiscal 2015 totaled $2.2 billion, an increase of more than 15 percent from $1.9 billion in the year-earlier period. Net income was $104.1 million, or $1.04 per diluted share, compared to adjusted net income of $94.6 million, or $0.93 per diluted share, in the year-ago period. The fiscal 2014 first half results exclude $0.07 per share of costs for the Patterson Medical restructuring.

Business Outlook

Commented Anderson, “We are maintaining our earnings guidance range for fiscal 2015 of $2.20-$2.30 per diluted share and remain focused on execution; first, by capitalizing on the growth opportunities available through the investments we are making and, second, through our strategies to further enhance our product and service offerings. In summary, we are well-positioned as we enter the second half of the year when we experience our heaviest sales volumes.”

The following non-GAAP table is provided to adjust reported net income for the impact of the costs associated with restructuring the medical segment. Management believes that the adjusted income amounts provide a better representation of the current quarter performance of the Company.

	Three Months Ended		Six Months Ended
(Dollars in thousands, except EPS)	October 25, 2014	October 26, 2013	October 25, 2014	October 26, 2013
Net Income - reported	$53,778	$42,028	$104,067	$87,920
Restructuring costs	—	6,650	—	6,650

Net Income - adjusted	$53,778	$48,678	$104,067	$94,570

Diluted Earnings Per Share - reported	$0.54	$0.41	$1.04	$0.86
Restructuring costs	—	0.07	—	0.07

Diluted Earnings Per Share - adjusted	$0.54	$0.48	$1.04	$0.93

Second Quarter Conference Call and Replay

Patterson’s second quarter earnings conference call will start at 10 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. The conference call will be archived on Patterson’s web site. A replay of the second quarter conference call can be heard for one week at 888-203-1112 and by providing the Conference ID 3519682, when prompted.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Patterson Veterinary is a leading distributor in the U.S. and U.K. of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals predominantly to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

Ann B. Gugino

Vice President & CFO

651-686-1600

Source: Patterson Companies, Inc.

# # #

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	October 25,	October 26,	October 25,	October 26,
	2014	2013	2014	2013
Net sales	$1,103,325	$998,834	$2,162,854	$1,878,959
Gross profit	305,822	289,431	602,047	570,949
Operating expenses	214,601	214,208	426,072	414,445

Operating income	91,221	75,223	175,975	156,504
Other expense, net	(7,784)	(7,532)	(15,050)	(16,656)

Income before taxes	83,437	67,691	160,925	139,848
Income taxes	29,659	25,663	56,858	51,928

Net income	$53,778	$42,028	$104,067	$87,920

Earnings per share:
Basic	$0.54	$0.42	$1.05	$0.87
Diluted	$0.54	$0.41	$1.04	$0.86
Shares:
Basic	98,802	101,069	99,066	101,048
Diluted	99,376	101,968	99,779	101,944
Dividends declared per common share	$0.20	$0.16	$0.40	$0.32
Gross margin—adjusted	31.8%	32.2%	32.0%	32.1%
NVS	-4.1	-3.1	-4.2	-1.6
Medical restructuring		-0.1		-0.1

Gross margin—reported	27.7%	29.0%	27.8%	30.4%
Operating expenses as a % of net sales—adjusted	22.5%	23.2%	22.8%	23.0%
NVS	-3.0	-2.4	-3.1	-1.2
Medical restructuring		0.6		0.3

Operating expenses as a % of net sales—reported	19.5%	21.4%	19.7%	22.1%
Operating income as a % of net sales—adjusted	9.3%	9.0%	9.2%	9.1%
NVS	-1.0	-0.7	-1.1	-0.4
Medical restructuring		-0.7		-0.4

Operating income as a % of net sales—reported	8.3%	7.6%	8.1%	8.3%
Effective tax rate—adjusted	36.0%	35.6%	35.8%	36.0%
NVS	-0.5	-1.0	-0.5	-0.5
Medical restructuring		3.3		1.6

Effective tax rate—reported	35.5%	37.9%	35.3%	37.1%

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	October 25,	April 26,
	2014	2014
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$342,722	$305,683
Receivables, net	587,835	607,580
Inventory	499,893	436,463
Prepaid expenses and other current assets	59,276	65,991

Total current assets	1,489,726	1,415,717
Property and equipment, net	219,541	204,939
Goodwill and other intangible assets	1,049,163	1,067,583
Investments and other	99,019	176,438

Total Assets	$2,857,449	$2,864,677

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$337,761	$342,056
Other accrued liabilities	209,325	201,407

Total current liabilities	547,086	543,463
Long-term debt	725,000	725,000
Other non-current liabilities	121,662	124,550

Total liabilities	1,393,748	1,393,013
Stockholders’ equity	1,463,701	1,471,664

Total Liabilities and Stockholders’ Equity	$2,857,449	$2,864,677

PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	October 25,	October 26,	October 25,	October 26,
	2014	2013	2014	2013
Consolidated Net Sales
Consumable and printed products [1]	$790,840	$714,643	$1,587,617	$1,324,592
Equipment and software [1]	228,572	205,569	408,001	401,712
Other	83,913	78,622	167,236	152,655

Total	$1,103,325	$998,834	$2,162,854	$1,878,959

Dental Supply
Consumable and printed products [1]	$336,221	$328,017	$670,559	$656,025
Equipment and software [1]	195,961	169,559	344,744	331,384
Other	69,566	65,476	139,099	129,876

Total	$601,748	$563,052	$1,154,402	$1,117,285

Veterinary Supply
Consumable and printed products	$360,225	$291,923	$731,111	$480,124
Equipment and software	8,447	9,573	16,058	17,636
Other	7,800	6,624	15,605	10,043

Total	$376,472	$308,120	$762,774	$507,803

Rehabilitation Supply
Consumable and printed products	$94,394	$94,703	$185,947	$188,443
Equipment and software	24,164	26,437	47,199	52,692
Other	6,547	6,522	12,532	12,736

Total	$125,105	$127,662	$245,678	$253,871

Operating Income
Dental Supply	$59,008	$53,174	$112,221	$108,664
Veterinary Supply	14,336	12,151	28,323	21,198
Rehabilitation Supply	17,877	9,898	35,431	26,642

	$91,221	$75,223	$175,975	$156,504

Other (Expense) Income, net
Interest income	$1,046	$1,138	$2,607	$2,299
Interest expense	(8,544)	(8,777)	(17,312)	(17,344)
Other	(286)	107	(345)	(1,611)

	$(7,784)	$(7,532)	$(15,050)	$(16,656)

[1]	Certain products were reclassed from equipment to consumables in current and prior periods

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Six Months Ended
	October 25,	October 26,
	2014	2013
Operating activities:
Net income	$104,067	$87,920
Depreciation & amortization	24,684	23,041
Non-cash employee compensation	13,694	13,568
Change in assets and liabilities, net of acquired	(44,050)	(31,375)

Net cash provided by operating activities	98,395	93,154
Investing activities:
Additions to property and equipment, net	(30,186)	(17,444)
Acquisitions and equity investments, net of cash	—	(140,963)
Proceeds from sales	46,369	6,546
Other investing activities	(543)	(4,436)

Net cash provided by (used in) investing activities	15,640	(156,297)
Financing activities:
Dividends paid	(40,174)	(48,388)
Share repurchases	(47,539)	(22,199)
Draw on revolver	130,000	135,000
Payment on revolver	(130,000)	—
Other financing activities	844	8,514

Net cash (used in) provided by financing activities	(86,869)	72,927
Effect of exchange rate changes on cash	(7,202)	1,046

Net increase in cash and cash equivalents	$19,964	$10,830